EXHIBIT 99


   FOR IMMEDIATE RELEASE                                          May 7, 1997

   EUROAMERICAN GROUP INC. ANNOUNCES MAJOR ACQUISITION

   EuroAmerican Group Inc. (EUAM-Bulletin Board) (the "Company") announced it has completed the acquisition of Tenfore Systems Limited and Tenfore R&D ApS (together referred to as "Tenfore"). Tenfore is a real-time provider of financial information with customers located throughout Europe. The Company now has approximately 2,000 terminals throughout Europe. The European market is dominated by large players, such as Reuters and Bloomberg but is also increasingly influenced by specialized, flexible players such as Tenfore and EAG. These smaller, customer-oriented organizations provide more targeted financial data services tailored for specific user groups such as financial institutions, corporate treasurers and independent traders and investors.

   This acquisition brings together two established satellite data delivery experts. Tenfore pioneered the delivery of market data via cable through a joint venture with Videotron in the United Kingdom. This cable service won an industry award for innovation in its first year. Tenfore also launched the first financial data service for international GSM mobil phones, called Mobil Money. This is marketed by Martin Dawes Telecommunications - Europe's largest provider of mobil phone airtime.

   The Company issued 170,000 shares of its newly designated Series B Non-Voting Convertible Preferred Stock (the "Preferred Stock") and options to acquire 35,000 additional shares of Preferred Stock. The options are exercisable at $20 per share. Each share of the Preferred Stock automatically converts into 100 shares of the Company's Common Stock on January 31, 2000. The Preferred Stock is not convertible before January 31, 2000 except in the event of an extraordinary corporate action.

   Mr. Charamis, the Company's Chairman and CEO, commented that, "The acquisition of Tenfore is the single most important event in the Company's history. The combination of both companies is very synergistic from a cost, revenue, and technology perspective. We expect to make substantial reductions in the cost of accumulating and disseminating financial data, both companies single largest expense, and further cost reductions are expected from the consolidation of redundant sales offices and the consolidation of back office functions. From a revenue perspective, the Company now has an extensive sales and marketing infrastructure throughout Europe. The Company's sales and marketing efforts are greatly enhanced by the added depth of its product offering made available by the Tenfore product lines. The Company's product line now ranges from an Internet service, sophisticated single user workstations, to multi-user solutions to Mobile Money. The Company will seek to continue to grow its geographic presence through new sales offices and strategic acquisitions". Mr. Charamis further commented that, "We expect the integration of the companies to take from 6 to 9 months. The Company will need to raise approximately $3 million to finance the costs of the integration and operations during this period. The Company is working with its investment bankers to find additional sources of capital". There can be no assurance that the Company will be able to raise the required funds or that the terms of such financing will be favorable to the Company.

   The new operation will initially keep the Tenfore and EAG brands separate, running on a "business as usual" basis. Clients will benefit from strengthened technical and research facilities and increased customer support. In addition, the merger aims to provide improved quality of service, and increasing the number of markets accessible to clients.

   Contact:  Alexis Charamis (Greece)      301 362-2596
             Steven Millner (US)           212 269-6686